CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Amendment to the Registration Statement on Form N-14 of the Wells Fargo Funds Trust and to the use of our report dated August 19, 2015 on the financial statements and financial highlights of Golden Large Cap Core Fund and Golden Small Cap Core Fund, each a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                                                                                      /s/s BBD, LLP

                                                                                    BBD, LLP

Philadelphia, Pennsylvania

January 19, 2016